                  EXHIBIT 11-STATEMENT RE: COMPUTATION OF
                             PER SHARE EARNINGS


                                                                               For The Three Months Ended
                                                                                        March 31,
                                                                     ------------------------------------------------
                                                                          1996                             1995
Net Income                                                             $11,297,135                     $ 9,559,762

Net Income per Share                                                   $      0.36                     $      0.29

Weighted Number of Shares Outstanding                                   31,489,761                      33,069,306



                                     -14-